Exhibit 99.1

BitNile Holdings’ subsidiary BitNile, Inc. Enters into Hosting Agreement with Agora Digital Holdings

Agreement provides for up to 78 megawatts of power for BitNile’s Bitcoin mining operations

Las Vegas, NV, December 7, 2022 – BitNile Holdings, Inc. (NYSE American: NILE), a diversified holding company (“BitNile” or the “Company”) today announced that its wholly owned subsidiary, BitNile, Inc. (“BNI”), has entered into a hosting agreement (the “Agreement”) securing up to 78 megawatts (“MW”) of power with Agora Digital Holdings Inc. (“Agora Digital”), a majority-owned subsidiary of Ecoark Holdings Inc. (NASDAQ: ZEST).

Agora Digital will initially provide up to 12 MW of electricity at their digital asset mining hosting facility located in Texas for BNI’s use. At BNI’s direction and Agora Digital’s expense, an additional 66 MW of power can be made available to BNI as determined by BNI, Agora Digital and the electricity provider. Agora Digital is required to raise at least $5 million to fulfill obligations under the Agreement to enable the build out of the hosting facility including the initial 12 MW of power.

In conjunction with the ongoing expansion of BNI’s site in Michigan, the new hosting agreement is intended to maintain BNI’s plan to promptly install and operate the Bitcoin miners delivered by Bitmain Technologies Limited (“Bitmain”). The geographical distribution will also help BNI diversify the risk among its portfolio of mining equipment. BNI believes that the Agreement will enable it to initially power approximately 3,750 S19j Pro miners in the first quarter of 2023.

Milton “Todd” Ault, III, the Company’s Executive Chairman, stated, “We are excited about the new hosting relationship with Agora Digital. We believe this arrangement will lower our operational production cost, while increasing our total enterprise mining output.”

As previously disclosed, BitNile has entered into purchase agreements with Bitmain for a total of 23,065 Bitcoin miners, including 4,600 environmentally friendly S19 XP Antminers that feature a processing power of 140 terahashes per second (“TH/s”), 17,325 S19j Pro Antminers that feature a processing power of 100 TH/s and 1,140 S19 XP Hydro Antminers that feature a processing power of 255 TH/s. Once all of the miners are fully deployed and operational, BitNile expects to achieve a mining production capacity of approximately 2.66 exahashes per second.

The Company notes that all estimates and other projections are subject to the actual delivery and installation of Bitcoin miners, the ability of Agora Digital to raise the required capital within the time frames required, the ability of Agora Digital to build out and provide the necessary power, and other factors that may impact the results of production or operations.

For more information on BitNile and its subsidiaries, BitNile recommends that stockholders, investors, and any other interested parties read BitNile’s public filings and press releases available under the Investor Relations section at www.BitNile.com or available at www.sec.gov.

About BitNile Holdings, Inc.

BitNile Holdings, Inc. is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact. Through its wholly and majority-owned subsidiaries and strategic investments, BitNile owns and operates a data center at which it mines Bitcoin and provides mission-critical products that support a diverse range of industries, including oil exploration, defense/aerospace, industrial, automotive, medical/biopharma, consumer electronics, hotel operations and textiles. In addition, BitNile extends credit to select entrepreneurial businesses through a licensed lending subsidiary. BitNile’s headquarters are located at 11411 Southern Highlands Parkway, Suite 240, Las Vegas, NV 89141; www.BitNile.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available at www.sec.gov and on the Company’s website at www.BitNile.com.

BitNile Holdings Investor Contact:

IR@BitNile.com or 1-888-753-2235